EXHIBIT 99.1

AFC ENTERPRISES REPORTS THIRD QUARTER 2004 EARNINGS

November 12, 2004 (ATLANTA) – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits and Church’s Chicken™, today announced financial results for the third quarter ended October 3, 2004. As previously announced on November 4, 2004, the Company completed the sale of its Cinnabon® subsidiary, which also included the international franchise rights for Seattle’s Best Coffee®. The Cinnabon business is reported as a discontinued operation in this press release.

In addition, on November 1, 2004, AFC announced that it had entered into a contract to sell its Church’s Chicken business to an affiliate of Crescent Capital Investments, an Atlanta-based private equity firm, for $390 million comprised of $383 million in cash and a $7 million subordinated note from an affiliate of the buyer. The pending transaction, which is subject to customary conditions, is expected to close in the fourth quarter of 2004.

AFC will host a conference call and internet webcast with the investment community at 9:00 AM eastern time on Monday, November 15, 2004, to review the results of the third quarter of 2004 and to provide an update on the overall business. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “Q3 2004 AFC Enterprises Earnings Conference Call.”

Third quarter of 2004 versus third quarter of 2003 results include:

•	System-wide sales increased 5.2 percent to $587.4 million.

•	Blended domestic same-store sales were up 2.8 percent.

•	AFC’s franchisees opened a total of 40 new restaurants and signed 197 new commitments for future development.

•	The Company’s total revenues increased 3.9 percent to $98.8 million driven by a gain in:

•	Company-operated restaurant revenue up 4.0 percent including the consolidation of three franchisees due to the adoption of FIN 46R.

•	Franchise revenue up 4.5 percent.

•	Consolidated operating profit decreased $5.7 million to $5.0 million largely due to increases in general and administrative expenses for legal settlements, audit fees, expenses associated with the exploration of strategic alternatives, Sarbanes-Oxley compliance work, IT fees and a decrease in company-operated restaurant performance principally due to continued operating cost pressures.

•	Net loss for the third quarter of 2004 was $1.9 million principally driven by a loss from discontinued operations of $5.4 million from the sale of Cinnabon which was partially offset by the resolution of certain tax matters.

•	Through the first three quarters of 2004, AFC has generated $38.7 million in net cash from continuing operations as compared to $52.5 million for the same period in 2003. This fluctuation is due principally to the fact that prepaid income taxes arising from the restatement of our taxable earnings for 2001 and 2000 were available for use at the beginning of 2003. Therefore, the Company retained more cash from continuing operations in 2003 by applying $12.7 million of taxes to the prepaid tax balance. The balance of the decline is due to ordinary fluctuations in working capital.

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Financial Results

AFC’s total revenues were up 3.9 percent to $98.8 million in the third quarter of 2004 compared to $95.1 million in the third quarter of 2003. The revenue increase was primarily attributable to the consolidation of three franchise relationships as required by the Company’s adoption of Financial Accounting Standard Board Interpretation No. 46, commonly known as FIN 46R, and also due to the increase in same-store sales at AFC’s company-operated restaurants. Franchise revenues were up $1.1 million driven by the increase of 97 franchised units, in addition to an improvement in same-store sales. At the end of the third quarter of 2004, there were 3,012 franchised restaurants versus 2,915 franchised restaurants at the end of the third quarter of 2003.

Consolidated operating profit for AFC decreased $5.7 million to $5.0 million in the third quarter of 2004. Consolidated operating profit was impacted by higher general and administrative expenses primarily driven by expenses such as increased legal fees for settlements related to Popeyes, audit related expenses, expenses related to the exploration of strategic alternatives for Cinnabon and Church’s, continued Sarbanes-Oxley compliance work and the financial system conversion. In addition, restaurant operating margins declined to 15.6 percent in the third quarter of 2004 compared to 20.0 percent of company-operated revenues in the third quarter of 2003. The lower operating margin results were attributable to increased chicken costs at Popeyes and Church’s combined with increased information technology expenses and increased restaurant level labor at Church’s.

Fred Beilstein, CFO of AFC Enterprises, stated, “AFC’s third quarter financial results were largely impacted by the loss related to the sale of Cinnabon and the continuation of G&A expenses primarily related to Sarbanes-Oxley compliance work, the ongoing costs of our independent audit, the exploration of strategic alternatives, the implementation of new IT systems and legal settlements for Popeyes. We are extremely disappointed with these continued costs but remain focused on reducing G&A as our strategic actions are finalized.”

Operational Results

System-wide sales at AFC’s 3,360 restaurants were $587.4 million in the third quarter of 2004 compared to $558.3 million in the third quarter of 2003. System-wide sales in the third quarter of 2004 consisted of $366.1 million from Popeyes and $221.3 million from Church’s. System-wide sales includes sales from both AFC operated and franchised restaurants.

Blended domestic same-store sales were up 2.8 percent for the third quarter of 2004 compared to a decrease of 1.6 percent in the third quarter of 2003. Church’s recorded its fourth consecutive quarter of positive domestic system-wide same-store sales with an increase of 4.4 percent in the third quarter of 2004. Popeyes demonstrated ongoing improvement in domestic system-wide same-store sales, reporting an increase of 1.9 percent in the third quarter of 2004.

The hurricane season negatively influenced sales and profits both at AFC’s company-owned and franchised restaurants throughout the Southeast and the Gulf Coast, with the greatest impact on Popeyes’ franchised restaurants. In total, the hurricanes resulted in a total of approximately 772 lost operating days in the third quarter of 2004.

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The AFC system opened a total of 40 restaurants during the third quarter of 2004 compared to 49 total system-wide openings during the third quarter of 2003. Popeyes restaurants comprised 25 of the unit openings, 15 of which were domestic and 10 of which were in international markets including Korea, Mexico, China and Canada. Church’s restaurants represented the remaining 15 unit openings with 12 unit openings occurring in international markets. The Company signed 197 new commitments globally for future development of franchised units compared to 2 new commitments signed in the third quarter of 2003. The composition of the third quarter 2004 new commitments was 180 for Church’s, 177 of which were in international markets including Indonesia, Nigeria, Honduras and Puerto Rico. At the end of the third quarter of 2004, AFC had 1,729 outstanding commitments for future development, representing 968 for Popeyes and 761 for Church’s.

2004 Operational Performance Projections and Strategic Update

Domestic Same-store Sales Growth
The Company remains comfortable with its projected 2004 blended domestic system-wide same-store sales expectations of up 1.5-2.5 percent. As previously stated, this estimate is comprised of Popeyes expecting to report 2004 blended domestic same-store sales growth of up 0.5-1.0 percent and Church’s projecting to report 2004 domestic same-store sales growth of up 3.0-4.0 percent.

New System-wide Openings
AFC is revising its previously projected new unit openings for 2004 from continuing operations from 220-240 to 195-215. This revision is the result of Popeyes updating their previous projection of opening 135-145 new restaurants to 115-125 primarily due to delays caused by the hurricanes throughout the Southeast and a projected decrease of international openings, primarily in Korea. Church’s also revised its previous expectation of opening 85-95 new restaurants to 80-90 largely due to delays caused by the hurricanes throughout the Southeast, municipality-zoning permit delays, and other construction delays. The revised estimate of 195-215 new unit openings in 2004 will result in 45-75 net new units that will be added to the system in 2004 as a result of an updated projection of 140-150 unit closings. The closing projection includes 80-85 closings for Popeyes and 60-65 closings for Church’s.

Strategic Alternatives Update
AFC continues its effort to increase shareholder value with the recent announcements of the completed sale of its Cinnabon subsidiary and the signing of a definitive agreement to sell the Company’s Church’s Chicken business. The estimated net proceeds of the two transactions of approximately $293 million in cash will be used for the repayment of all or a portion of AFC’s long-term debt as well as other means to enhance value to AFC’s shareholders.

In addition, the Company will be providing 2005 performance expectations following the closing of the Church’s sale, which is expected to occur by year-end.

Chairman and CEO Frank Belatti of AFC Enterprises stated, “We continue to make progress in same-store sales growth and remain focused on driving transactions. We are also working to accelerate unit growth by reducing development costs, improving market development planning, and increasing menu profitability.”

Belatti continued by commenting, “From a strategic standpoint, our team has worked diligently to maximize the value of the AFC portfolio as evidenced by the recent Church’s and Cinnabon announcements, while also taking action to improve the Popeyes business. We are also currently critically analyzing the best method to maximize value to our shareholders.”

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Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of 3,360 restaurants as of October 3, 2004, in the United States, Puerto Rico and 29 foreign countries under the brand names Popeyes® Chicken & Biscuits, and Church’s Chicken™. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales comprised of Popeyes and Church’s of approximately $2.4 billion in 2003 and can be found on the World Wide Web at www.afce.com.

AFC Contact Information:
Felise Glantz Kissell
Vice President, Investor Relations & Finance
(770) 353-3086 or fkissell@afce.com

Cinnabon® is a registered trademark of Cinnabon, Inc. Seattle’s Best Coffee® is a registered trademark of Seattle’s Best Coffee, LLC.

Supplemental Financial Information on pages 5 – 10.

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AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In millions, except share data)

	10/03/2004	12/28/2003
ASSETS
Current assets:
Cash and cash equivalents	$12.5	$3.0
Accounts and current notes receivable, net	18.1	19.8
Prepaid income taxes	18.1	20.6
Assets of discontinued operations	31.4	40.5
Other current assets	18.7	15.0

Total current assets	98.8	98.9

Long-term assets:
Property and equipment, net	163.4	169.3
Goodwill	10.6	10.6
Trademarks and other intangible assets, net	61.1	61.2
Other long-term assets, net	13.7	15.5

Total long-term assets	248.8	256.6

Total assets	$347.6	$355.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25.0	$29.5
Accrued liabilities	18.9	15.8
Current debt maturities	9.6	12.1
Liabilities of discontinued operations	22.9	21.4

Total current liabilities	76.4	78.8

Long-term liabilities:
Long-term debt	101.3	118.8
Deferred credits and other long-term liabilities	43.8	49.1

Total long-term liabilities	145.1	167.9

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 28,240,041 and 27,992,999 shares issued and outstanding at October 3, 2004 and December 28, 2003, respectively)	0.3	0.3
Capital in excess of par value	153.4	150.1
Notes receivable from officers, including accrued interest	(1.4)	(3.4)
Accumulated losses	(26.2)	(38.2)

Total shareholders’ equity	126.1	108.8

Total liabilities and shareholders’ equity	$347.6	$355.5

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AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended		40 Weeks Ended
	10/03/2004	10/05/2003	10/03/2004	10/05/2003
Revenues
Sales by company-operated restaurants	$69.9	$67.2	$238.5	$226.2
Franchise revenues	25.3	24.2	81.6	77.9
Other revenues	3.6	3.7	11.8	12.3

Total revenues	98.8	95.1	331.9	316.4

Expenses
Restaurant employee, occupancy and other expenses	37.2	33.9	124.0	113.1
Restaurant food, beverages and packaging	21.8	19.9	74.0	67.4
General and administrative expenses	27.8	18.9	80.9	68.2
Depreciation and amortization	4.5	5.1	16.6	17.2
Other expenses	2.5	6.6	3.8	15.5

Total expenses	93.8	84.4	299.3	281.4

Operating profit	5.0	10.7	32.6	35.0
Interest expense, net	1.4	1.4	4.8	5.5

Income before income taxes, minority interest, discontinued operations and accounting change	3.6	9.3	27.8	29.5
Income tax expense	—	3.6	9.1	11.1
Minority Interest	0.1	—	0.1	—

Income before discontinued operations and accounting change	3.5	5.7	18.6	18.4
Discontinued operations, net of income taxes	(5.4)	(1.9)	(6.1)	(2.6)
Cumulative effect of accounting changes, net of income taxes in 2003	—	—	(0.5)	(0.4)

Net (loss) income	$(1.9)	$3.8	$12.0	$15.4

Basic earnings (loss) per common share:
Income before discontinued operations and accounting change	$0.12	$0.21	$0.66	$0.66
Discontinued operations, net of income taxes	(0.19)	(0.07)	(0.22)	(0.09)
Cumulative effect of accounting changes, net of income taxes in 2003	—	—	(0.02)	(0.01)

Net (loss) income	$(0.07)	$0.14	$0.42	$0.56

Diluted earnings per common share:
Income before discontinued operations and accounting change	$0.12	$0.20	$0.64	$0.64
Discontinued operations, net of income taxes	(0.19)	(0.07)	(0.21)	(0.09)
Cumulative effect of accounting changes, net of income taxes in 2003	—		(0.02)	(0.01)

Net (loss) income	$(0.07)	$0.13	$0.41	$0.54

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AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	40 Weeks Ended
	10/03/2004	10/05/2003
Cash flows provided by (used in) operating activities:
Net income	$12.0	$15.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations	6.1	2.6
Depreciation and amortization	16.6	17.2
Impairment and other write-downs of non-current assets	2.8	3.5
Net gain on sale of assets	(0.4)	(0.7)
Cumulative effect of accounting changes, pre-tax	0.5	0.6
Deferred income taxes	(3.5)	(5.9)
Non-cash interest, net	0.6	0.4
Provision for credit losses	0.9	1.0
Minority Interest	0.1	—
Compensatory expense for stock options	0.1	—
Change in operating assets and liabilities, exclusive of acquisitions and opening VIE balances
Accounts receivable	0.2	4.4
Prepaid income taxes	2.8	12.7
Other operating assets	0.7	0.6
Accounts payable and other operating liabilities	(0.8)	0.7

Net cash provided by operating activities of continuing operations	38.7	52.5

Net cash provided by (used in) operating activities of discontinued operations	2.0	(7.6)

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(15.1)	(16.8)
Capital expenditures of discontinued operations	(0.2)	(2.7)
Proceeds from dispositions of property and equipment	1.7	1.7
Proceeds from sale of SCC, net	(1.0)	62.1
Proceeds from notes receivable	1.9	1.7
Issuances of notes receivable	—	(1.2)
Acquisition of franchised units	(0.8)

Net cash (used in) investing activities	(13.5)	(44.8)

Cash flows provided by (used in) financing activities:
Principal payments - 2002 Credit Facility (term loans)	(13.4)	(48.1)
Net repayments – 2002 Credit Facility (revolver)	(8.8)	(16.7)
Principal payments – other notes (including VIEs in 2004)	(0.2)	(2.0)
Increase (decrease) in bank overdrafts, net	(2.9)	(0.4)
Increase in restricted cash	(1.5)	(30.2)
Debt issuance costs	—	(0.2)
Issuance of common stock, net	0.1	0.3
Proceeds from exercise of employee stock options	2.6	2.7
Other, net	0.6	(0.9)

Net cash (used in) financing activities	(17.7)	(95.5)

Net increase (decrease) in cash and cash equivalents	9.5	(5.8)
Cash and cash equivalents at beginning of year	3.8	9.6

Cash and cash equivalents at end of quarter	$13.3	$3.8

Cash and cash equivalents of continuing operations	$12.5	$3.5
Cash and cash equivalents of discontinued operations	$0.8	$0.3

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Total Same-store Sales –

	3rd Q Ended	3rd Q Ended	Year to Date	Year to Date
	10/3/04	10/5/03	10/3/04	10/5/03
Popeyes
Company	1.7%	(2.7)%	0.1%	(1.7)%
Franchised	1.9%	(1.4)%	0.9%	(3.1)%
Total Domestic	1.9%	(1.5)%	0.8%	(3.0)%
International	(3.6)%	(12.2)%	(5.8)%	(9.3)%
Church’s
Company	4.8%	(1.3)%	5.1%	(2.3)%
Franchised	4.2%	(1.9)%	5.1%	(4.3)%
Total Domestic	4.4%	(1.7)%	5.1%	(3.7)%
International	5.1%	5.4%	4.4%	1.0%
Blended Domestic
Same-store Sales	2.8%	(1.6)%	2.3%	(3.3)%

New Unit Openings –

	3rd Q Ended	3rd Q Ended	Year to Date	Year to Date
	10/3/04	10/5/03	10/3/04	10/5/03
Popeyes
Company	0	0	0	1
Franchised	15	25	46	62

Total Domestic	15	25	46	63
International	10	17	35	63

Total Global	25	42	81	126
Church’s
Company	0	0	0	0
Franchised	3	2	14	16

Total Domestic	3	2	14	16
International	12	5	35	13

Total Global	15	7	49	29
Total	40	49	130	155

New Commitments –

	3rd Q Ended	3rd Q Ended	Year to Date	Year to Date
	10/3/04	10/5/03	10/3/04	10/5/03
Popeyes
Franchised	2	2	56	37
International	15	0	66	46

Total Global	17	2	122	83
Church’s
Franchised	3	0	5	7
International	177	0	241	72

Total Global	180	0	246	79
Total	197	2	368	162

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Unit Count –

	3rd Quarter Ended	3rd Quarter Ended
	10/3/04	10/5/03
Popeyes
Company	66	88
Franchised	1,400	1,344

Total Domestic	1,466	1,432
International	353	344

Total Global	1,819	1,776
Church’s
Company	282	283
Franchised	950	958

Total Domestic	1,232	1,241
International	309	269

Total Global	1,541	1,510
Total	3,360	3,286

Supplemental Information – Discontinued Operations *

* On November 4, 2004 the Company completed the sale of its Cinnabon subsidiary including the franchise rights for Seattle’s Best Coffee.

	3rd Q Ended	3rd Q Ended	Year to Date	Year to Date
	10/3/04	10/5/03	10/3/04	10/5/03
Same-store Sales
Cinnabon
Company	(4.2)%	(1.9)%	(0.4)%	(8.5)%
Franchised	(0.5)%	0.9%	2.0%	(4.3)%
Total Domestic	(1.2)%	0.4%	1.5%	(5.1)%
International	(7.8)%	(8.4)%	(7.2)%	(10.8)%
New Unit Openings
Cinnabon
Company	0	0	0	0
Franchised	3	4	10	11

Total Domestic	3	4	10	11
International	15	7	25	23

Total Global	18	11	35	34
Seattle Coffee[1]	6	9	22	37
New Commitments
Cinnabon
Franchised	2	3	8	4
International	0	10	46	22

Total Global	2	13	54	26
Seattle Coffee[1]	0	5	0	9

Supplemental Information – Discontinued Operations Continued *

	3rd Q Ended	3rd Q Ended
	10/3/04	10/5/03
Unit Count
Cinnabon
Company	87	82
Franchised	319	366

Total Domestic	406	448
International	194	170

Total Global	600	618
Seattle Coffee[1]	156	129

1 SBC Units are in Hawaii, on military bases and internationally only.

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are adverse effects of litigation or regulatory actions arising in connection with the restatement of our previously issued financial statements, the pending sale of Church’s, the loss of franchisees and other business partners, failure of our franchisees, the loss of senior management and the ability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, the need to continue to improve our internal controls, our ability to successfully implement new computer systems, limitations on our business under our credit facility, a decline in our ability to franchise new units, increased costs of our principal food products, labor shortages, or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, unexpected and adverse fluctuations in quarterly results, increased government regulation, growth in our franchise system that exceeds our resources to serve that growth, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination, and other risk factors detailed in our 2003 Annual Report on Form 10-K/A and other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

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